EXHIBIT 5

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

Email: harttrinen@aol.com

Facsimile: (303) 839-5414

(303) 839-0061

July 24, 2025

CEL-SCI Corporation

8229 Boone Blvd. #802

Vienna, VA 22182

            This letter will constitute our opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation, (the “Company”), of up to __________ shares of common stock and ____________ shares of common stock issuable upon the exercise of the Pre-Funded Warrants (the “Warrant Shares” and, collectively with the Shares and Pre-Funded Warrants, “the Securities”) all as referred to in the Company’s Registration Statement on Form S-1 and the prospectus filed with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company, the applicable laws of the State of Colorado, and a copy of the Company’s Registration Statement on Form S-1 and the prospectus.  In our opinion,

•

The Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company in accordance with and in the manner described in the Company’s Registration Statement on Form S-1 and the Prospectus, will be validly issued, fully paid and non-assessable.

•

The Pre-Funded Warrants have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company in accordance with and in the manner described in the Company’s Registration Statement on Form S-1 and the Prospectus, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

•

The Warrant Shares have been duly authorized and reserved for issuance and, when issued upon the due exercise of the Pre-Funded Warrants, in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart
William T. Hart